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                                                        EXHIBIT 5


           [Letterhead of Keating, Muething & Klekamp]

                    FACSIMILE  (513) 579-6956

                           June 5, 1996


Direct Dial:  (513) 579-6411


The Standard Register Company
600 Albany Street
Dayton, Ohio   45401

Dear Sir or Madam:

     We serve as counsel to The Standard Register Company (the "Company") and are familiar with its Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's Dividend Reinvestment and Common Stock Purchase Plan and the issuance of up to 100,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), of The Standard Register Company to employees, officers and directors. Based upon such examination and considerations, we are of the opinion:

     1. That the Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. That the Company has taken all necessary and required corporate actions in connection with the proposed issuance of up to 100,000 shares of Common Stock in accordance with the Plan and that Common Stock, when so issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Yours truly,

                                   KEATING, MUETHING & KLEKAMP



                                   BY:    Gary P. Kreider
                                      _________________________
                                          Gary P. Kreider